Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM The Netherlands
OFFICE ADDRESS	Parnassusweg 300 1081 LC AMSTERDAM The Netherlands
INTERNET	www.loyensloeff.com

Draft dated 13 September 2021 Subject to opinion committee approval and confirmation of constitutional documents
To: The Company

RE	Dutch law legal opinion – Project Orion

REFERENCE	45826759

Amsterdam, [●] 2021

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion regarding the Issuance.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Company means Wallbox B.V., registered with the Trade Register under number 83012559.

Deed of Conversion means the draft deed of conversion and amendment of the Company’s articles of association pursuant to which the Company will be converted into a public company with limited liability (naamloze vennootschap), as attached as Annex 1 to this opinion letter.

Deed of Issuance means the draft deed of issuance of Shares, as attached as Annex 2 to this opinion letter.

Issuance means the issuance of Shares pursuant to the Deed of Issuance.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions may be consulted via www.loyensloeff.com. The conditions were also deposited at the Trade Register of the Chamber of Commerce under number 24370566.

AMSTERDAM • BRUSSELS • HONG KONG • LONDON • LUXEMBOURG • NEW YORK • PARIS • ROTTERDAM • SINGAPORE • TOKYO • ZURICH

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Offering means the offering of [43,433,333] class A shares in the capital of the Company with a nominal value of EUR 0.12 each (the Offer Shares) and (ii) the admission to listing and trading of the Offer Shares on the New York Stock Exchange under the symbol “WBX”.

Registration Statement means the registration statement on Form F-4 relating to the Offering (excluding any documents incorporated by reference therein or any exhibits thereto), firstly filed with the SEC on 24 August 2021, as amended and secondly filed with the SEC on 10 September 2021.

Resolutions means the Board Resolution and the Shareholders’ Resolution.

Resolutions Execution Date means the date on which the Resolutions are executed.

Shares means [28,750,000] class A shares in the capital of the Company numbered [1] up to and including [28,750,000], having a nominal value of EUR 0.12, to be issued by the Deed of Issuance .

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated [13] September 2021 (the Excerpt);

(b)	the deed of incorporation, including the articles of association (statuten) of the Company (the Articles) dated 7 June 2021 (the Deed of Incorporation);

(c)	the draft resolution of the management board of the Company, as attached as Annex 3 to this opinion letter (the Board Resolution);

(d)	the draft resolution of the general meeting of the Company, as attached as Annex 4 to this opinion letter (the Shareholders’ Resolution).

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpt;

(b)

an online inquiry on the relevant website (www.rechtspraak.nl) of the Central Insolvency Register (Centraal Insolventieregister) confirming that the Company is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register; and

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(c)

an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the list referred to in article 2 (3) of Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

4	NATURE OF OPINION

4.1

We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2

Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Issuance and on any representations, warranties or other information included in any document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3

In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4

This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5

This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualifications set out in Schedule 2 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

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5.1	Corporate status

The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law.

5.2	Issued share capital

When issued pursuant to the executed Deed of Issuance and upon payment in full of the Shares, the Shares will have been validly issued, fully paid and validly outstanding and will be non-assessable.

5.3	No Insolvency

Based solely on the Excerpt and the Checks, the Company has not been granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or subjected to a public composition proceeding (openbaar onderhands akkoord) by a Dutch court.

6	ADDRESSEES

6.1

This opinion is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration.

6.2

We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,
Loyens & Loeff N.V.

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Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1

All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2

The information recorded in the Excerpt is true, accurate and complete on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the Checks) and will be true, accurate and complete on the Resolutions Execution Date.

1.3

The Deed of Conversion will have been validly executed in the form of the draft attached as Annex 1 to this opinion letter on the date of (and prior to execution of) of the Deed of Issuance and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.4

The Deed of Issuance will be validly executed in the form of the draft attached as Annex 2 to this opinion letter and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.5	The Registration Statement will have been filed with the SEC and declared effective pursuant to the Securities Act at the date of the Deed of Issuance.

2	Incorporation, existence and corporate power

2.1

The Articles are the articles of association (statuten) of the Company in force on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt) and will be true, accurate and complete on the Resolutions Execution Date.

2.2

The Company has not been dissolved, merged involving the Company as disappearing entity, demerged, converted, subjected to an intervention, recovery or resolution measure, subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 on insolvency proceedings (recast) (the Insolvency Regulation) other than the insolvency proceedings listed in Annex A under the heading “NEDERLAND”, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001, listed in Annex I to Council Regulation (EC) No 881/2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt and the Checks).

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3	Corporate authorisations

The Resolutions will (a) correctly reflect the resolutions to be made by the relevant corporate body of the Company in respect of the Issuance, (b) be made with due observance of the Articles and any applicable board regulations and (c) remain in full force and effect.

4	Execution

The Resolutions will have been executed in the respective form of the drafts attached as Annex 3 and Annex 4 to this opinion letter on the date of the Deed of Issuance and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

5	Issued share capital

5.1	At the time of execution of the Deed of Issuance, the authorised share capital of the Company allows for the issuance of the Shares.

5.2	The Shares will be subscribed for and duly accepted by Continental Stock Transfer & Trust Company on the date of the Deed of Issuance.

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Schedule 2

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Accuracy of information

The information obtained from the online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventieregister) does not provide conclusive evidence that the Company has not been granted a suspension of payments or declared bankrupt by a Dutch court nor does it provide any information regarding any other insolvency proceedings. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made an online enquiry of the Central Insolvency Register, however, this does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective. Any dissolution, merger, demerger or conversion involving the Company must be notified to the trade register of the Chamber of Commerce in the Netherlands. However, it cannot be assured that such notification has actually been made and therefore the Excerpt does not constitute conclusive evidence that the Company is not dissolved, merged, demerged or converted as a notification to the Dutch court proceedings.

3	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a Share will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such Share.

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ANNEX 1

Deed of Conversion

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ANNEX 2

Deed of Issuance

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ANNEX 3

Board Resolution

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ANNEX 4

Shareholders’ Resolution

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